Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos.  333-151733 and 333-216115 on Form S-8 of our report dated June 19, 2020, relating to the financial statements and supplemental schedule of the Sun Advantage Savings and Investment Plan (the “Plan”), appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 19, 2020